As filed with the Securities and Exchange Commission on March 17, 2025
Registration No. 333-280127

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
INHIBRX BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	2836	99-0613523
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
11025 N. Torrey Pines Road, Suite 140
La Jolla, California 92037
(858) 795-4220
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)
Mark Lappe
Chief Executive Officer
Inhibrx Biosciences, Inc.
11025 N. Torrey Pines Road, Suite 140
La Jolla, California 92037
(858) 795-4220
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kevin C. Reyes		Leah Pollema
Latham & Watkins LLP		Vice President, General Counsel
12670 High Bluff Drive		and Corporate Secretary
San Diego, California 92130		Inhibrx Biosciences, Inc.
(858) 523-5400		11025 N. Torrey Pines Road, Suite 140
La Jolla, California 92037
(858) 795-4220

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-280127)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Inhibrx Biosciences, Inc. (File No. 333-280127), initially filed on June 11, 2024 and declared effective by the Securities and Exchange Commission on June 18, 2024 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file the consent of BDO USA, P.C. with respect to its report dated March 17, 2025 relating to the financial statements of Inhibrx Biosciences, Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2024 and included in the Prospectus Supplement No. 6 dated March 17, 2025 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.
Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits.

Exhibit No.	Description
23.1*	Consent of BDO USA, P.C.

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 17th day of March, 2025.

INHIBRX BIOSCIENCES, INC.
By:	/s/ Mark P. Lappe
Name:	Mark P. Lappe
Title:	Chief Executive Officer and Chairperson
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Mark P. Lappe	Chief Executive Officer and Chairperson (Principal Executive Officer)	March 17, 2025
Mark P. Lappe

/s/ Kelly D. Deck, C.P.A.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 17, 2025
Kelly D. Deck, C.P.A.

*	Director	March 17, 2025
Douglas G. Forsyth

*	Director	March 17, 2025
Jon Faiz Kayyem, Ph.D.

*	Director	March 17, 2025
Kimberly Manhard

*	Director	March 17, 2025
Kristiina Vuori, M.D., Ph.D.

*	By:	/s/ Mark P. Lappe
	Name:	Mark P. Lappe
	Title:	Attorney-in-fact